Exhibit 10.1

DARREN YEATES

Job title:	EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

Reporting to:	PRESIDENT AND CHIEF EXECUTIVE OFFICER

Position location:	BRISBANE, AUSTRALIA

Your total remuneration will remain at the levels in effect as of the date of execution of this Contract. Subsequent to the date of execution of this Contract, your total remuneration – comprised of base annualized salary (plus superannuation in accordance with this Contract), short-term incentive, and long-term incentive – will be as determined from time to time by the Compensation Committee of the Peabody Energy Corporation Board of Directors and disclosed in the Peabody Energy Corporation Proxy Statement.

The following documents apply to the offer of employment made by Peabody Energy Australia Coal Pty Ltd (the Company) to you:

(a)	General Conditions document (General Conditions); and

(b)	Schedule 1 - 2019 Executive Severance Plan (including without limitation the Participation Agreement in Exhibit A) (2019 Executive Severance Plan);

(collectively referred to as the Contract)

Where there is any ambiguity or inconsistency between the General Conditions and the 2019 Executive Severance Plan, the terms of the General Conditions will prevail to the extent of the inconsistency. If you accept the Contract you are not formally a participant in the 2019 Executive Severance Plan (the Severance Plan) with Peabody Energy Corporation and have not formally entered into a Participation Agreement pursuant to the Severance Plan. However, you acknowledge that you are required to comply with the terms of the Severance Plan and Participation Agreement during your employment with the Company as set out in this Contract, and that you will be entitled to the benefits set forth in the Severance Plan upon certain terminations of your employment, as modified by the Contract, and subject to your satisfaction of the requirements set forth in the Severance Plan and Participation Agreement.

GENERAL CONDITIONS

COMMENCEMENT DATE

Commencement date and term

The Employment will run from the date of execution to 11:59 p.m. on January 31, 2027 (Base Term).

Upon the parties’ mutual agreement, the term of the Employment will be extended for up to an additional twelve (12) months. (Term Extension).

Your original start date with Peabody is recorded as November 1, 2020.

Payment on termination

In this clause, “Cause,” “Change in Control,” “Pro Rata Bonus,” “Qualifying Termination,” and “Reference Bonus” are as defined in the 2019 Executive Severance Plan.

At the earlier to occur of (a) expiration of the Base Term or, if extended, the Term Extension or (b) a “Qualifying Termination,” as defined below, of the Contract ((a) and (b) together being referred to as the “Payment Triggers,” and each individually as a “Payment Trigger”), Peabody will make a lump sum payment to Yeates within 30 days of the occurrence of such Payment Trigger, and such payment shall be equal to the sum of the following:

•	One and one half (1.5) times then current Base Annualized Salary;

•	One and one half (1.5) times your Reference Bonus; and

•	The Pro Rata Bonus.

(together, the Termination Payment)

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Provided, however, that if a Payment Trigger occurs within two (2) years after a “Change in Control” the Company will make a lump sum payment to you within 30 days of the occurrence of such Payment Trigger, and such payment shall be equal to the sum of the following:

•	Two (2) times then current Base Annualized Salary;

•	Two (2) times your Reference Bonus; and

•	The Pro Rata Bonus.

(together, the Change in Control Payment)

For the avoidance of doubt, as set forth above, a Qualifying Termination shall be a Payment Trigger, and termination for “Cause,” as defined above, shall not be a Payment Trigger.

If the amount payable to you in connection with the termination of your employment (whether under this Contract or otherwise) would result in the Company breaching any law or regulatory requirement (including section 200B of the Corporations Act 2001 (Cth)), then despite any other provision in this Agreement or other agreements the Company enters into with you, the amount payable to you will be the maximum amount that may lawfully be paid without obtaining shareholder approval in accordance with that Act or that does not otherwise result in a breach.

PRE-EMPLOYMENT CONDITIONS

Background checks

It is a condition of your employment that you satisfy a number of background checks, which shall be reviewed at the Company’s sole and absolute discretion, including but not limited to:

a)	reference checks;

b)	verification of your academic qualifications (by providing the Company with an original academic transcript or other evidence satisfactory to the Company);

c)	drug test;

d)	criminal record check; and

e)	proof of your eligibility to lawfully work in Australia.

You warrant that any information that you have provided to the Company in relation to the above matters is true and correct. If you have already commenced employment with the Company and the results of any background checks are unsatisfactory to the Company or inconsistent with the warranty you have given, the Company may terminate your employment without notice.

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Right to work in Australia

The commencement and continuation of your employment with the Company is subject to you acquiring and maintaining all necessary approvals to lawfully enter, live and work in Australia. If required, the Company may provide you with reasonable assistance in that regard, including the payment of your reasonable costs of lawfully securing and maintaining required approvals. You must provide to the Company and/or the Department of Home Affairs, all relevant documentary evidence that is required by either or both of them, within the timeframes specified by them.

HEALTH AND SAFETY REQUIREMENTS

Medical

Your ongoing employment will be subject to maintaining your health and fitness at a level relevant to your role and work requirements. You may be required to undergo periodic medical examinations to monitor your fitness for work.

Consent to Drug and Alcohol Testing

Upon entering into this Contract, a condition of your employment is that you agree and consent to undergo drug, alcohol and substance abuse testing as required by the Company in accordance with our policies and procedures, as amended from time to time.

Safety

The Company will provide equipment and facilities it considers necessary for you to perform your duties safely. In performing your duties you are required to work in a manner that will not injure or put at risk yourself, fellow employees or any other person on site. You will be required to attend an induction course prior to commencing work on a site. You are required to wear and use accident prevention equipment and protective clothing supplied by the Company for the purpose for which it is supplied, at all times whilst on site. Should you be required to drive motor vehicles to execute your duties, you must maintain a current licence appropriate for the class of vehicle. You must immediately notify your Manager of expiry, restrictions or loss of licence.

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EMPLOYMENT TYPE AND HOURS OF WORK

You will be employed as a full-time permanent employee subject to termination of employment in accordance with the terms of this Contract. Your ordinary hours of work will be 38 hours per week plus reasonable additional overtime.

Peabody Energy’s subsidiaries, affiliates and customers span the globe. Peabody Energy’s global headquarters and certain departments and operations with whom you will regularly interact have time zones that are different from Brisbane, Australia. Circumstances will routinely require you to work outside normal hours including on weekends and public holidays to ensure the full requirements of your position are met. Your remuneration package has been developed to account for this and is inclusive of all amounts payable for all hours worked. The Company reserves the right to vary these work arrangements as business requirements dictate.

RESPONSIBILITIES

From the date of execution to the earlier of (a) the closing of Peabody’s acquisition of four (4) Australia mines from Anglo-American known as “Project Olympia”; and (b) 11:59 pm on October 31, 2025 (Responsibility Change Date), you will have primary responsibility for the following company functional areas: Global Operations, Global Sales and Marketing, Global Technical Services, and Global Supply Chain Management (collectively, the Responsibilities).

On or after the Responsibility Change Date, the President and Chief Executive Officer may, at his sole option and upon reasonable notice to you, remove either or both of Global Sales and Marketing and/or Global Supply Chain Management from the Responsibilities, and such modification of the Responsibilities shall not give rise to any termination or other rights for you, nor to any payment or other obligations for Peabody.

WORK LOCATION

You will be based in Brisbane, Australia.

Additionally, you may be required to travel as part of your duties and work at places other than Brisbane or St Louis, for short periods of time. Any ad hoc travel, and associated costs, connected with your employment will be paid for by the Company. You also acknowledge that your workplace may change during the course of your employment at the reasonable direction of the Company.

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REMUNERATION AND EXPENSES

Remuneration

Your remuneration has been structured to include all factors associated with this appointment, including but not limited to hours of work and other allowances and conditions and is paid in satisfaction of any entitlements to remuneration that you have under any Australian law. Your salary will be paid in AUD in monthly instalments into your nominated bank account on approximately the 15th day of each month.

Your remuneration, including your Base Annualized Salary, STIP and LTIP, will be as determined by the Peabody Energy Corporation Compensation Committee from time to time.

From 1 January 2025, your base salary will be paid, in accordance with Peabody’s standard payroll practices, in AUD on the basis of your current conversion rate definition, but recalculated annually.

Expenses

The Company, upon submission of a personal expense claim, will reimburse any reasonable costs incurred in regard to work-related expenses.

SUPERANNUATION

Peabody will make monthly contributions in accordance with legislative requirements and Peabody policies, currently at 11.5% of your Base Annualized Salary. Salary sacrifice options are available to you should you wish to make additional contributions, and if so, those will be in accordance with the applicable Company policy as amended from time to time and Australian taxation legislation.

PERFORMANCE BONUS

In addition to your Base Annualized Salary, you will be entitled to participate in the Peabody short term incentive plan (STIP) and the long-term incentive plan (LTIP). The STIP and LTIP may be changed at the discretion of the Company, subject to approval by the Compensation Committee.

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Any Incentive payment:

a)	is calculated upon a combination of key measures of the Company’s performance and your assessed performance against key performance indicators that will be developed annually for the particular plan;

b)	is paid in March of the following year; and

c)	is only payable to employees employed at the time the payment is made.

DEDUCTION FROM EMPLOYEE’S PAYMENTS

As permitted by law, the Company, after advising you, may make deductions from your pay or leave entitlement in the event of:

a)	overpayment by the Company;

b)	your failure to provide notice of resignation as provided by this Contract;

c)	any unauthorised absence or default;

d)	you owing any debt to the Company, including any unauthorised expenditure incurred by yourself on behalf of the Company;

e)	outstanding payments incurred under Salary Sacrifice arrangements; or

f)	agreement between the Company and yourself over specific deduction(s).

If a further written authority to deduct monies from salary or wages is required by law to make a deduction authorised by this clause, you undertake to provide this authority.

DIRECTORSHIPS

In accordance with Peabody’s Corporate Governance Policy, you may serve on one (1) other for-profit board of directors while employed with Peabody; provided, however, that such service is pre-approved by the President and Chief Executive Officer.

COMPANY POLICIES AND PROCEDURES

The Company, its parent company and associated entities have developed policies and procedures to assist in the effective management of the business. These policies and procedures, including any which are specifically referenced in this Contract, are not intended to be legally binding on the Company and do not form part of the terms and conditions of this Contract.

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The policies or procedures may be modified, replaced or withdrawn at any time. You must familiarise yourself with all current policies and procedures.

Unless otherwise directed by the Company, you are required to act in conformity with the policies and procedures in effect at the relevant time. Compliance with the policies and procedures creates no right or entitlement to any benefits or conditions outside the terms and conditions of this Contract.

CODE OF BUSINESS CONDUCT AND ETHICS

The Peabody Code of Business Conduct and Ethics (as amended from time to time) will be read in conjunction with these conditions of employment and signed in acceptance. Breaches of the Peabody Code of Business Conduct and Ethics will be investigated and subject to findings, disciplinary action up to and including termination of employment may be taken.

CONFLICTS OF INTEREST

Gratuities

You must not accept from any person or company, any payment or benefit in any form whatsoever, which would constitute a conflict of interest with your employment with the Company.

Exclusive Service

Except as explicitly set forth herein, you will not, without the prior written consent of the Company, in any capacity, during or outside of work time, directly or indirectly be engaged in or have any other interest (whether for financial advantage or not) which:

a)	competes with, conflicts with, or detracts from any business of the Company, its parent company, or any associated entity; or

b)	interferes or conflicts with the proper discharge of your duties and/or obligations to the Company, its parent company, or any associated entity.

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COMPANY PROPERTY

Company property may only be used in the legitimate performance of your duties under this Contract. When your employment ends, or if requested by the Company during your employment, you will immediately deliver to the Company:

a)

all originals and copies in any form (including but not limited to computer data) of all books, records and documents relating to your duties, functions and responsibilities as an employee of the Company or its business affairs (including client details); and

b)

all other things belonging to the Company (including but not limited to keys, security cards and passes, mobile phones, copies of documents and computerised information) which you have in your possession or which has otherwise been provided to you during your employment.

INTELLECTUAL PROPERTY AND MORAL RIGHTS

You:

a)

agree to assign to the Company all existing and future intellectual property rights in all articles, documents, inventions, models, designs, drawings, plans, software, reports, proposals, processes and other materials conceived, created or generated by you in the course of your employment with the Company (whether alone or with the Company, its other employees or contractors and whether during or outside working hours):

(i)	using the Company’s or any of its clients’ premises, resources or facilities;

(ii)	in the course of, as a consequence of or in relation to the performance of your duties;

(iii)	directly or indirectly as a result of your or anybody else’s access to the Confidential Information (as defined in the 2019 Executive Severance Plan);

(iv)	in respect of or associated with any of the Company’s products or services and any alterations or additions or methods of making, using, marketing, selling or providing these products or services; or

(v)	relating to other intellectual property of the Company or any Group Companies; and

b)	acknowledge that by virtue of this clause all such existing rights are vested in the Company and, on their creation, all such future rights will vest in the Company.

You agree to do all things reasonably requested by the Company to enable the Company to further assure the rights assigned under the above clauses.

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You may have Moral Rights in works which you may in the future create in the course of your employment with the Company. By signing this Contract, you voluntarily and unconditionally consent to all or any acts or omissions by the Company or persons authorised by the Company in relation to any and all works made or to be made by you (whether before or after this consent is given) during your employment with the Company which would otherwise infringe your Moral Rights. You acknowledge that your consent is given voluntarily and without reliance on any statement or representation made by the Company or anyone acting on behalf of the Company.

‘Moral Rights’ means the right of attribution of authorship, the right to prevent false attribution of authorship, and the right of integrity of authorship (as defined in the Copyright Act 1968 (Cth)).

PRIVACY STATEMENT, IDENTIFICATION AND SURVEILLANCE

Privacy Statement

Certain personal information is collected by the Company about you that is necessary for the Company to effectively manage your employment. This information may be disclosed to third parties or related companies of the Company where it is directly related to your employment. The information that you provide will not be disclosed to any other organisations or individuals unless required or authorised by law, or unless you consent to this disclosure.

During the course of your employment, photographs of you may be taken and used for advertising / promotional purposes.

Identification

You consent to the Company photographing you for identification purpose to help provide a safe and secure working environment for you and others and for Human Resources and other related business purposes.

Surveillance

As part of the Company’s duty of care and as a condition of using the Company’s communication and technology systems, you acknowledge that the Company may conduct the following surveillance:

a)

continuous and ongoing monitoring, recording and surveillance, from the commencement of your employment, of all communications and use of information technology systems and electronic resources in the course of your employment and when using resources of the Company outside work; and

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b)	continuous and ongoing camera (video) surveillance from the commencement of your employment in areas of the workplace in which you may be recorded.

LEAVE ENTITLEMENTS AND PUBLIC HOLIDAYS

Leave entitlements available to you under this Contract will satisfy the Company’s obligations under the National Employment Standards (NES), the Fair Work Act 2009 (Cth) and any other applicable legislation.

Annual Leave

Annual leave will be 4 weeks’ leave, for each 12 months of continuous service, which will accrue on a pro rata basis.

Annual leave will be paid at your Base Annualized Salary. You may apply for and take annual leave at any time, provided the leave is taken at a time convenient and approved by the Company, taking into account Company staffing requirements.

You may be required to take annual leave, as directed by the Company. It is Company policy that annual leave entitlements should not accrue beyond 8 weeks accumulated entitlement. On termination of employment you will be paid any accrued untaken annual leave entitlements.

You may be entitled, by agreement with the Company, to cash out a portion of your annual leave accrued, provided the cashing out results in the remaining accrual being 4 weeks or more.

Long Service Leave

Brisbane based employees will accrue long service leave at the rate of 8.6667 weeks for each 10 years of continuous service. Leave is payable at your Base Annualized Salary and in accordance with applicable state legislation.

Personal/Carer’s Leave

You are entitled to up to 10 days paid leave, calculated according to your work roster, for absences taken for the purpose of Personal leave or Carer’s leave.

•	Personal leave refers to leave taken because of an illness or medical condition;

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•	Carer’s leave is leave taken to provide care or support to a member of your immediate family or household due to personal illness or injury or an unexpected emergency.

Personal/Carer’s leave will be paid at your Base Annualized Salary. You must inform the Company, wherever practicable, prior to the commencement of such absence, of the nature of the illness and the estimated duration of the absence. Company policy will inform you whether you are required to provide a doctor’s certificate or other supporting documentation.

Personal/Carers leave will accrue on a pro rata basis at the rate of 10 days for each 12 months of continuous service, calculated according to your work roster. Your Personal/Carers leave balance is reduced by any Personal/Carers leave that you take throughout your employment with the Company.

Additional Personal Leave Benefit

After the first 12 months of employment, in the event that you are unable to attend work for reasons of genuine sickness or injury and you do not have accrued but untaken personal leave to cover the full period of the absence, the Company in its absolute discretion may continue to pay you your salary for a period of up to 6 months from the first day of your absence from work.

Maintenance of this benefit is entirely at the discretion of the Company. You are also required to reasonably cooperate with the Company in relation to the management of your rehabilitation, including:

a)	Providing up to date information to the Company in relation to the progress of your illness or injury;

b)	Attending for an independent medical examination if required; and

c)	Your co-operation with any reasonable request of the Company in relation to a graduated return to work on suitable duties.

Compassionate Leave

You will be entitled to three days’ paid leave payable at your Base Annualized Salary for each occasion when a member of your immediate family or household:

a)	contracts or develops a personal illness that poses a serious threat to their life; or

b)	sustains a personal injury that poses a serious threat to their life; or

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c)	dies.

Jury Service Leave

In the event you are required to attend for Jury Service, you will be paid your Base Annualized Salary less the total of your jury service pay for the first 10 days of your absence.

Parental Leave

Parental Leave is governed by the Fair Work Act 2009 (Cth) and the Paid Parental Leave Act 2010 (Cth), and includes adoption leave, maternity leave and paternity leave. The Company’s parental leave policy, as amended from time to time, also applies.

Public Holidays

Public Holidays as provided for in relevant legislation and gazetted for the coal industry and local government area will be observed, subject to your agreement to work on these days if reasonably required to fulfil the requirements of your role.

VARIATION TO CONTRACT

This Contract may only be varied with the agreement of both you and the Company in writing, subject to the prior approval of the Compensation Committee.

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ENTIRE AGREEMENT

The terms and conditions of your employment contained in this Contract represent the entire agreement for employment between the Company and you and replaces and supersedes any previous contract or other oral agreement or understandings

Thank you for considering our new offer of employment and I look forward to continuing working with you at Peabody.

/s/ Darren Yeates	December 24, 2024
Darren Yeates

/s/ Jim Grech	December 27, 2024
Jim Grech President & Chief Executive Officer

/s/ Ferdinand Kruger	December 27, 2024
PEABODY ENERGY AUSTRALIA COAL PTY LTD
Ferdinand Kruger

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SCHEDULE 1 – 2019 EXECUTIVE SEVERANCE PLAN

PEABODY ENERGY CORPORATION

2019 EXECUTIVE SEVERANCE PLAN

1.

Purpose and Background. The purpose of the Plan is to assist certain Company officers and executives in making a successful transition upon termination of employment by the Company without Cause, or by the officer or executive for Good Reason (as such terms are defined in the Plan). The Company previously adopted the 2015 Amended and Restated Executive Severance Plan, which was a prior version of the Plan. Effective as of January 1, 2019, the 2015 Amended and Restated Executive Severance Plan will no longer be in effect and is superseded and completely replaced by this 2019 Executive Severance Plan.

2.	Definitions. For purposes of this Plan, the following words and phrases have the meanings specified below:

2.1	“Administrator” has the meaning set forth in Section 3.

2.2	“Base Salary” means the annual base salary rate of a Participant as of the last day of his or her employment with the Company.

2.3	“Board” means the Board of Directors of the Company.

2.4	“Bonus” means the actual annual cash incentive awards paid to a Participant for a particular performance year.

2.5	“Cause” has the meaning set forth in Section 4.1.

2.6

“Change in Control” means the occurrence of any one or more of the following: (a) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries), including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of stock representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; (b) there is consummated (i) a merger, consolidation, plan of arrangement, reorganization

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or similar transaction or series of transactions in which the Company is involved, other than such a transaction or series of transactions which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity (or the parent, if any) outstanding immediately after such transaction(s) in substantially the same proportions as their ownership immediately prior to such transaction(s); (ii) a sale or other disposition of all or substantially all of the Company’s assets; or (iii) approval by the Company’s shareholders of a plan of liquidation of the Company; or (c) within any period of 24 consecutive months, persons who were members of the Board immediately prior to such 24-month period, together with persons who were first elected as directors during such 24-month period by or upon the recommendation of persons who were members of the Board immediately prior to such 24-month period and who constituted a majority of the Board at the time of such election (but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board), cease to constitute a majority of the Board.

2.7	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any successor thereto.

2.8

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

2.9	“Committee” means the Compensation Committee of the Board.

2.10	“Company” means Peabody Energy Corporation, and any successor.

2.11	“Continuation Benefits” has the meaning set forth in Section 7.2.

2.12

“Disability” means a mental or physical illness that entitles a Participant to receive benefits under the long-term disability plan of the Company or any of its subsidiaries, or if the Participant is not covered by such a plan or the Participant is not an employee of the Company or any of its subsidiaries, a mental or physical illness that renders the Participant totally and permanently incapable of performing the Participant’s duties for the Company or any of its subsidiaries.

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Notwithstanding the foregoing, a Disability shall not qualify under this Plan if it is the result of (a) a willfully self-inflicted injury or willfully self-induced sickness, or (b) an injury or disease contracted, suffered, or incurred while participating in a felony criminal offense.

2.13	“Eligible Executive” has the meaning set forth in Section 4.

2.14	“Good Reason” has the meaning set forth in Section 4.2.

2.15	“Long-Term Incentive Awards” means equity-based compensation awards under the Company’s equity incentive plan(s).

2.16	“Participant” has the meaning set forth in Section 4.

2.17	“Participation Agreement” means a Participation Agreement substantially in the form attached hereto as Exhibit A.

2.18	“Plan” means this Peabody Energy Corporation 2019 Executive Severance Plan, as described in this document and as amended or amended and restated from time to time.

2.19	“Pro Rata Bonus” has the meaning set forth in Section 7.1.

2.20	“Qualifying Termination” has the meaning set forth in Section 4.

2.21

“Reference Bonus” means the average of the Bonus (including any deferred Bonus) paid to the Participant for the three (3) calendar years preceding the year of the Participant’s termination of employment; or, if the Participant has not been employed long enough to have been paid a Bonus for such three (3) calendar years, the average of the Bonus (including any deferred Bonus) paid to the Participant for the number of full calendar years the Participant was employed by the Company; or, if the Participant has been employed less than one full calendar year (or has not yet been paid a Bonus for a full calendar year), the target Bonus opportunity (including any deferred target Bonus opportunity) for the Participant on an annualized basis.

2.22	“Release” has the meaning set forth in Section 8.

2.23	“Severance Payment” has the meaning set forth in Section 7.1.

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2.24

“Severance Period” means, with respect to each Participant, a number of full and/or partial years beginning on the date the Participant’s employment is terminated, which number shall be equal to the number by which under the terms of this Plan the Participant’s Base Salary is multiplied for purposes of calculating the Participant’s Severance Payment pursuant to Section 7.1.

3.

Administration. The Plan shall be administered by the Committee, except that (a) for purposes of the participation of the Company’s Chief Executive Officer (“CEO”) in the Plan, the Plan shall be administered by the Committee and the other independent members of the Board established as a special committee of the Board for this purpose and (b) for purposes of Section 14, the Plan may be administered by the Committee or a person or persons appointed from time to time by the Committee, as determined by the Committee, which appointment may be revoked at any time by the Committee (as applicable, the “Administrator”). Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish appropriate rules relating to the Plan, to delegate some or all of its authority under the Plan to the extent permitted by law, and to take all such steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable. Any reasonable decision of the Administrator in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

4.

Eligibility; Certain Conditions to Payment. Eligibility under the Plan is limited to certain executives and officers of the Company who are employed in full-time positions in the Company’s businesses located in the U.S. (“Eligible Executives”). The Administrator in its sole discretion will, from time to time, select those Eligible Executives who will participate from time to time in the Plan (“Participants”) and will notify the Participants of such participation. Subject to the provisions of this Plan, Participants shall receive the Severance Payment and Continuation Benefits described in this Plan if the Participant’s employment with the Company is terminated (a) by the Company for a reason other than Cause, Disability or death, or (b) by the Participant for Good Reason (any such termination, a “Qualifying Termination”). The provisions of this Plan shall not apply to any officer or executive who is covered by a written employment, change in control or severance agreement. In addition, a Participant who is, immediately prior to the effective date of this Plan, participating in the 2015 Amended and Restated Executive Severance Plan as a “Participant” under such plan will be considered a “Grandfathered Participant” for certain purposes under this Plan as described herein.

4.1	Cause. For purposes of this Plan, the term “Cause” means:

(a)

any willful fraud, dishonesty or misconduct of the Participant that can reasonably be expected to have a detrimental effect on (i) the reputation or business of the Company or any of its subsidiaries or affiliates or (ii) the Participant’s reputation or performance of his or her duties to the Company or any of its subsidiaries or affiliates;

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(b)

willful refusal or failure of the Participant to comply with the Company’s Code of Business Conduct and Ethics, the Company’s Anti-Corruption and Bribery policy or any other material corporate policy of the Company;

(c)	the Participant’s willful or repeated failure to meet documented performance objectives or to perform his or her duties or to follow reasonable and lawful directives of his or her manager;

(d)

the Participant’s conviction of, or plea of guilty or nolo contendere to (i) any felony; or (ii) any other criminal charge that may reasonably be expected to have a material detrimental effect on the reputation or business of the Company or any of its subsidiaries or affiliates; or

(e)

the Participant’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to the Participant’s employment with the Company, after being instructed to cooperate by the Chairman and/or CEO or by the Board, or the willful destruction of or willful failure to preserve documents or other material known to be relevant to any such investigation;

provided that with respect to clause (b) or (c) above, the Participant shall have fifteen (15) business days following written notice of the conduct which is the basis for the potential termination for Cause within which to cure such conduct, to the extent it can be cured, to prevent termination for Cause by the Company. If the Participant reasonably cures the conduct that is the basis for the potential termination for Cause within such period, the Company’s notice of termination shall be deemed withdrawn.

4.2	Good Reason. For purposes of this Plan, the term “Good Reason” means the occurrence, without the Participant’s consent, of any one or more of the following events:

(a)

a material reduction (other than a reduction that generally affects all similarly-situated executives that does not exceed ten percent (10%) in one year or twenty percent (20%) in the aggregate over three (3) consecutive years) by the Company in the Participant’s Base Salary from that in effect immediately prior to the reduction (in which event the Severance Payment shall be calculated based on the Participant’s Base Salary in effect immediately prior to any such reduction);

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(b)

a material reduction, other than a reduction that generally affects all similarly-situated executives, by the Company in the Participant’s target or maximum Bonus opportunity or in the Participant’s target or maximum annual Long Term Incentive Awards opportunity from those in effect immediately prior to any such reduction (in which event any portion of the Severance Payment that relates to Bonus shall be calculated based on the Bonus in effect immediately prior to any such reduction);

(c)

relocation, other than through mutual agreement in writing between the Company and Participant or a secondment or temporary relocation for a reasonably finite period of time, of the Participant’s primary office by more than 50 miles from the location of the Participant’s primary office as of the date the Participant becomes a Participant in the Plan;

(d)	any material diminution or material adverse change in the Participant’s duties or responsibilities as they exist as of the date the Participant becomes a Participant in the Plan; or

(e)

any modification or amendment of this Plan within two (2) years following a Change in Control that decreases the Severance Payment payable to any Participant or that makes any provision materially less favorable for any Participant;

provided, that to terminate employment for Good Reason, (i) the Participant must provide written notice to the Company within ninety (90) days following the occurrence of the event(s) or condition(s) that the Participant believes constitutes Good Reason and such notice shall describe the conduct the Participant believes to constitute Good Reason, (ii) the Company must respond in writing to the Participant within thirty (30) days after receiving such notice as to whether (A) the Company expects to attempt to cure such events or conditions and (B) the Company agrees that the events or conditions constitute Good Reason, (iii) the Company shall have the opportunity to cure such events or conditions within thirty (30) days after receiving such notice under clause (i), and (iv) if the Company does not cure the events or conditions that are the basis for the potential termination for Good Reason within such thirty (30) day period, the Participant must actually terminate employment within fifteen (15) days following the expiration of such thirty (30) day cure period. If the Company cures the events or conditions that are the basis for the potential termination for Good Reason within such thirty (30) day period, the Participant’s notice of termination shall be deemed withdrawn. If the Participant does not give notice to the Company as described in this Section 4.2 within ninety (90) days after an event or condition giving rise to Good Reason, the Participant’s right to claim Good Reason termination on the basis of such event shall be deemed waived.

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5.

Equity Awards. This Plan does not alter or amend any vesting or other terms and conditions of the any Long-Term Incentive Awards, which shall be governed by the terms and conditions set forth in the equity incentive plan(s) and separate written grant agreements.

6.

Notice. The Company or any Participant may terminate the Participant’s employment at any time for any reason by delivery of notice to the other party at least the number of days in advance of the date of termination as set forth below in the table in Section 7.1; provided, that if the Company terminates the Participant’s employment for Cause under Section 4.1, no advance written notice is required; and provided, further, that no communication, statement or announcement shall be considered to constitute notice of termination of the Participant’s employment unless it is in writing and specifically recites that it is a notice of termination for purposes of this Plan.

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7.	Severance Payment and Continuation Benefits.

7.1

Severance Payment. Subject to the provisions of this Plan, if the Participant experiences a Qualifying Termination, the Company, as severance, shall pay to the Participant an amount (the “Severance Payment”) as determined by the following table.

Participant	Severance Payment	Notice Period

#1. CEO (only in the event of a Qualifying Termination that occurs within two (2) years following a Change in Control)

1. Two and one-half (2 1⁄2) times the Participant’s Base Salary.

2. Two and one-half (2 1⁄2) times the Reference Bonus.

3. An amount equal to the product of (A) the Bonus actually earned by the Participant (if any) for the year in which the Qualifying Termination occurs, multiplied by (B) a fraction (in no case greater than 1) the numerator of which is the number of days from (and including) the first day of the applicable performance period for such Bonus through (and including) the date of such Qualifying Termination and the denominator of which is the total number of days in the applicable performance period for such Bonus (such amount, the “Pro Rata Bonus”).

4. Two and one-half (2 1⁄2) times six percent (6%) of the Participant’s Base Salary.

90 days
#2. CEO (except as provided in #1 above)	1. Two (2) times the Participant’s Base Salary. 2. Two (2) times the Reference Bonus. 3. An amount equal to the Pro Rata Bonus. 4. Two (2) times six percent (6%) of the Participant’s Base Salary.	90 days

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Participant	Severance Payment	Notice Period

#3. Executive Leadership Team (only (A) in the event of a Qualifying Termination that occurs within two (2) years following a Change in Control), and (B) if such Participants are Grandfathered Participants)	1. Two (2) times the Participant’s Base Salary. 2. Two (2) times the Reference Bonus. 3. An amount equal to the Pro Rata Bonus. 4. Two (2) times six percent (6%) of the Participant’s Base Salary.	90 days

#4. Executive Leadership Team (only (A) in the event of a Qualifying Termination that occurs within two (2) years following a Change in Control), and (B) if such Participants are not Grandfathered Participants)	1. Two (2) times the Participant’s Base Salary. 2. Two (2) times the Reference Bonus. 3. An amount equal to the Pro Rata Bonus.	90 days

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Participant	Severance Payment	Notice Period

#5. Executive Leadership Team (except as provided in #3 or #4 above, and if such Participants are Grandfathered Participants)	1. Two (2) times the Participant’s Base Salary. 2. Two (2) times the Reference Bonus. 3. An amount equal to the Pro Rata Bonus. 4. Two (2) times six percent (6%) of the Participant’s Base Salary.	90 days

#6. Executive Leadership Team (except as provided in #3 or #4 above, and if such Participants are not Grandfathered Participants)	1. One and one-half (1 1⁄2) times the Participant’s Base Salary. 2. One and one-half (1 1⁄2) times the Reference Bonus. 3. An amount equal to the Pro Rata Bonus.	90 days

#7. Group Executives and any other Participants not otherwise specified above (only (A) in the event of a Qualifying Termination that occurs within two (2) years following a Change in Control), and (B) if such Participants are Grandfathered Participants)

1. One and one-half (1 1⁄2) times the Participant’s Base Salary

2. One and one-half (1 1⁄2) times the Reference Bonus

3. An amount equal to the Pro Rata Bonus.

4. One and one-half (1 1⁄2) times six percent (6%) of the Participant’s Base Salary.

60 days

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Participant	Severance Payment	Notice Period

#8. Group Executives and any other Participants not otherwise specified above (only (A) in the event of a Qualifying Termination that occurs within two (2) years following a Change in Control), and (B) if such Participants are not Grandfathered Participants)	1. One and one-half (1 1⁄2) times the Participant’s Base Salary 2. One and one-half (1 1⁄2) times the Reference Bonus 3. An amount equal to the Pro Rata Bonus.	60 days

#9. Group Executives and any other Participants not otherwise specified above (except as provided in #7 or #8 above, and if such Participants are Grandfathered Participants)

1. One and one-half (1 1⁄2) times the Participant’s Base Salary

2. One and one-half (1 1⁄2) times the Reference Bonus

3. An amount equal to the Pro Rata Bonus.

4. One and one-half (1 1⁄2) times six percent (6%) of the Participant’s Base Salary.

60 days

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Participant	Severance Payment	Notice Period

#10. Group Executives and any other Participants not otherwise specified above (except as provided in #7 or #8 above, and if such Participants are not Grandfathered Participants)	1. One times the Participant’s Base Salary 2. One times the Reference Bonus 3. An amount equal to the Pro Rata Bonus.	60 days

Subject to Sections 8 and 9, the Company shall pay such Severance Payment (other than the Pro Rata Bonus) in substantially equal monthly payments over the Severance Period; provided, that such payments shall begin on the sixty-fifth (65th) day following the Participant’s termination of employment and the first payment will include any monthly instalment that would have been paid during the sixty-five (65) day period following the Participant’s termination of employment if the payments had begun on the first day of the Severance Period. The Company shall pay the Pro Rata Bonus, if any, at the same time as Bonuses are paid to other recipients for the year in which the Qualifying Termination occurs, but in no event later than March 15 of the year following the year in which the Qualifying Termination occurs.

(a)

As a condition of receiving the Severance Payment, the Participant shall remain employed in good standing until the earlier of (a) the termination date specified in the notice of termination provided for in Section 6, or (b) for so long as his or her services are required by the Company. With the mutual agreement of the Participant and the Company, the Participant may remain employed beyond the period described in the preceding sentence.

(b)

If Cause (other than pursuant to Section 4.1(c) hereof) is determined to have existed during the Participant’s employment, and such determination is made within two (2) years following his or her termination of employment, or as otherwise required by law, the Company reserves the right, subject to Section 409A of the Code, to recoup any Severance Payment paid to the Participant.

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7.2

Continuation Benefits. Subject to the provisions of this Plan, the Participant shall be entitled to continuation of group health coverage (including medical, dental, and vision benefits, to the extent permitted under the applicable plan), and the health care flexible spending account (to the extent required to comply with COBRA continuation coverage requirements) (collectively, the “Continuation Benefits”) in accordance with the applicable plan terms and applicable law, and to the extent that such programs and plans are maintained by the Company, for the shorter of (x) the Severance Period or (y) eighteen (18) months following the date of the Participant’s termination of employment (the “Benefit Continuation Period”); provided, however, that the Participant pays the full cost of his or her coverage under such plans, except that the Participant shall pay only the required contributions for any health care continuation coverage required to be provided to or on behalf of the Participant under COBRA, on the same basis as any other plan participant electing similar COBRA continuation coverage under the Company health plan; and provided, further, that any such coverage shall terminate to the extent that the Participant obtains comparable benefits from any other employer during the Benefit Continuation Period. The Participant shall be reimbursed by the Company for the cost of the Continuation Benefits (except that the reimbursement for his or her required contributions for COBRA health care continuation coverage shall be reduced by an amount equal to the cost paid by an active employee for similar coverage under the Company health plan), and any such reimbursement shall be treated as taxable and reduced by applicable tax withholding.

8.	Release; Participation Agreement.

8.1

Release. A Participant shall only be entitled to receive the Severance Payment if, within sixty-five (65) days after the Participant’s termination of employment, he or she shall have executed and delivered (and, if applicable, not revoked) a release of claims against the Company (and its officers, directors, employees, affiliates, stockholders, etc.) in a form reasonably satisfactory to the Company in the Company’s sole discretion (the “Release”), and any applicable revocation period for the Release has expired within such sixty-five (65) day period without the Participant revoking the Release. The form of Release shall be delivered to the Participant by the Company at the time of, or within five (5) days after, the termination of the Participant’s employment. Should the Participant revoke all or any portion of the Release within any legally applicable revocation period, then the Participant will be treated hereunder as if he or she did not execute the Release, and the Participant will not be entitled to any of the payments or benefits provided under Section 7.

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8.2

Participation Agreement. No Eligible Executive shall be designated as a Participant, and no Participant shall be entitled to receive the Severance Payment, unless he or she shall have executed and delivered the Participation Agreement while employed with the Company, and such shall be in full force and effect. The Participation Agreement shall terminate without further action of the Company or a Participant if, prior to the termination of the Participant’s employment with the Company, the Participant ceases to be designated as a Participant.

8.3

Breach of Participation Agreement. If a Participant materially breaches any provision of the Participation Agreement or the Release, the Administrator may determine that he or she (i) will forfeit any unpaid portion of the Severance Payment or right to reimbursements under Section 7.2 hereof and (ii) will repay to the Company any portion of the Severance Payment or any reimbursements received pursuant to Section 7.2 hereof previously paid to him or her.

9.	Section 409A.

9.1

Notwithstanding anything to the contrary contained in this Plan, the payments and benefits provided under this Plan are intended to comply with, or be exempt from, Section 409A of the Code and the applicable guidance and regulations thereunder (collectively, “Section 409A”), and the provisions of this Plan shall be interpreted such that the payments and benefits provided under the Plan are either exempt from, or are in compliance with, Section 409A. Notwithstanding the foregoing, neither the Company nor the Administrator has any obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A on any person and none of the Company, it subsidiaries or any of their employees, agents or representatives, including the Administrator, shall have any liability to any Participant with respect thereto.

It is also intended that the terms “termination” and “termination of employment” and like terms as used herein shall constitute a “separation from service” within the meaning of Section 409A. The Administrator may modify the payments and benefits under this Plan at any time solely as necessary to avoid adverse tax consequences under Section 409A; provided, however, that this Section 9 shall not create any obligation on the part of the Administrator to make such modifications or take any other action.

9.2

Anything in the Plan to the contrary notwithstanding, each payment of the Severance Payment made to a Participant shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A.

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9.3

Anything in the Plan to the contrary notwithstanding, if a Participant is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of the Participant’s termination of employment, then any payment or benefit which would be considered “nonqualified deferred compensation” within the meaning of Section 409A that the Participant is entitled to receive upon the Participant’s “separation from service” within the meaning of Section 409A and which otherwise would be payable during the six-month period immediately following the Participant’s termination of employment will instead be paid, or commence to be paid, without interest, on the first regularly scheduled payroll date to occur on or after the seventh month following the Participant’s termination of employment (or, if earlier, the date of the Participant’s death).

9.4

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in- kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

10.	Withholding. The Company shall be entitled to withhold from payments to or on behalf of the Participant any amount of tax or other withholding required by law.

11.

Governing Law. This Plan shall be construed, interpreted and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflicts of law, except to the extent preempted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

12.

Effect on Other Plans. This Plan supersedes in all respects any prior severance or termination benefit plan or policy of the Company that applies to Participants. Notwithstanding the foregoing, the Company and the Board reserve the right to adhere to other policies and practices that may be in effect for other groups of employees.

13.

Amendment and Modification of Plan. This Plan may be modified, amended or terminated at any time by the Board without notice to Participants. Notwithstanding the foregoing, (a) for a period of two (2) years following a Change in Control, the Plan may not be discontinued, terminated or amended in such a manner that decreases the Severance Payment payable to any Participant or that makes any provision less favorable

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for any Participant without the consent of the Participant, and (b) subject to Section 9 or as may otherwise be required to comply with Section 409A of the Code or Section 10D of the Securities Exchange Act of 1934, as amended, the Plan may not be modified, amended or terminated in a manner adverse to Participants as of the date of the modification, amendment or termination without six (6) months’ advance written notice of such modification, amendment or termination (including modifying the eligibility of the Eligible Executives who are already Participants to participate in the Plan).

14.	Claims, Inquiries and Appeals.

14.1

Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Administrator in writing by an applicant (or his or her authorized representative), to as follows:

Chief Human Resources Officer

c/o Peabody Energy Corporation

701 Market Street

St. Louis, Missouri 63101

14.2

Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the applicant, and will include specific reasons for the denial, specific references to the Plan provisions upon which the denial is based, a description of any information or material that the Administrator needs to complete the review and an explanation of why such information or material is necessary, and an explanation of this Plan’s review procedure and the time limits applicable to such procedure, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 14.6 below.

This written notice will be given to the applicant within 90 days after the Administrator receives the application, unless special circumstances require an extension of time, in which case the Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.

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This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

14.3

Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Administrator within 60 days after the application is denied (or deemed denied). The Administrator will give the applicant (or his or her representative) a reasonable opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review will be in writing and will be addressed to:

Chief Human Resources Officer

c/o Peabody Energy Corporation

701 Market Street

St. Louis, Missouri 63101

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Administrator may require the applicant to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

14.4

Decision on Review. The Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator is to render its decision on the review. The Administrator will give prompt, written notice of its decision to the applicant. In the event that the Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific reasons for the denial, the specific Plan provisions upon which the decision is based, a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA. If written notice of the Administrator’s decision is not given to the applicant within the time prescribed in this Section 14.4, the application will be deemed denied on review.

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14.5

Rules and Procedures. The Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

14.6

Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 14.1, (b) has been notified by the Administrator that the application is denied (or the application is deemed denied due to the Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 14.3 and (d) has been notified in writing that the Administrator has denied the appeal (or the appeal is deemed to be denied due to the Administrator’s failure to take any action on the claim within the time prescribed by Section 14.4).

15.

No Employment Rights. Neither this Plan nor the benefits hereunder shall be a term of the employment of any employee, and the Company shall not be obligated in any way to continue the Plan. The terms of this Plan shall not give any employee the right to be retained in the employment of the Company.

16.	Effective Date. This Plan shall become effective as of January 1, 2019, after adoption by the Board.

EXHIBIT A

PARTICIPATION AGREEMENT

This Participation Agreement (the “Agreement”) dated [     ], is by and between Peabody Energy Corporation, a Delaware corporation (the “Company”), and [     ] (“Executive”).

WHEREAS, Executive has accepted employment in a senior position with the Company and is a participant in the Company 2019 Executive Severance Plan, as may be amended or amended and restated from time to time (the “Severance Plan”); and

WHEREAS, the Company deems it essential to the protection of its confidential information and competitive standing in its market to have its senior leadership have reasonable restrictive covenants in place; and

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WHEREAS, Executive agrees and acknowledges that the Company has a legitimate interest to protect its confidential information and competitive standing.

NOW THEREFORE, in consideration for the provisions stated below, and intending to be legally bonded thereby, the parties agree as follows.

1. Executive has been informed and is aware that the execution of this Agreement is a necessary term and condition of Executive’s employment, continued employment or receipt of severance payment.

2. The term “Confidential Information” as used in this Agreement shall be broadly interpreted to include, without limitation, materials and information (whether in written, electronic or other form and whether or not identified as confidential at the time of disclosure) concerning technical matters, business matters, business plans, operations, opportunities, plans, processes, procedures, standards, strategies, policies, programs, software, schematics, models, systems, results, studies, analyses, compilations, forecasts, data, figures, projections, estimates, components, records, methods, criteria, designs, quality control, research, samples, work-in-progress, prototypes, data, materials, clients and prospective clients, customer lists, contracts, projects, suppliers, referral sources, sales, marketing, bidding, purchasing, personnel, financial condition, assets, inventory, accounts payable, accounts receivable, tax matters, books of account, financing, collections, intellectual property, trade secrets and all other know-how and information of the Company or any subsidiary of the Company which has not been published or disclosed to the general public. While employed by the Company and at all times thereafter, Executive will keep Confidential Information, including trade secrets, confidential and shall not, directly or indirectly, use for himself or herself or use for, or disclose to, any party other than the Company, or any subsidiary of the Company (other than in the ordinary course of Executive’s duties for the benefit of the Company or any subsidiary of the Company), any Confidential Information. At the termination of Executive’s employment or at any other reasonable time the Company or any of its subsidiaries may request, Executive shall promptly deliver to the Company all memoranda, notes, records, plats, sketches, plans or other documents (including, without limitation, any “soft” copies or computerized or electronic versions thereof) containing Confidential Information, including trade secrets or any other information concerning Company’s business, including all copies, then in Executive’s possession or under Executive’s control whether prepared by Executive or others. Notwithstanding the foregoing, Company employees, contractors, and consultants may disclose trade secrets in confidence, either directly or indirectly, to a Federal, State or local government official or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, Company employees, contractors, and consultants who file retaliation suits for reporting a suspected violation of law may disclose related trade secrets to their attorney and use them in related court proceedings, as long as the individual files documents containing the trade secret under seal and does not otherwise disclose the trade secret except pursuant to Court order.

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3. In consideration of the Company’s obligations under this Agreement, Executive agrees that while employed by the Company and for a period of one (1) year thereafter, without the prior written consent of the Board of Directors of the Company (the “Board”), he or she shall not, directly or indirectly, as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any entity which is in competition with the business of the Company or its subsidiaries. Notwithstanding the foregoing, if the Severance Plan is discontinued, terminated or amended in such a manner that materially decreases the severance payment payable to Executive or that makes any provision materially less favorable for Executive without the consent of Executive, the restrictions set forth in this paragraph 3 shall not apply to Executive.

4. In consideration of the Company’s obligations under this Agreement, Executive agrees that while employed by the Company and for a period of one (1) year thereafter, without the prior written consent of the Board, he or she shall not, on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, (a) solicit or offer employment to or hire any person who is or has been employed by the Company or its subsidiaries at any time during the twelve (12) months immediately preceding such solicitation or (b) solicit or entice away or in any manner attempt to persuade any client, vendor, partner, customer or prospective customer of the Company to discontinue or diminish his, her or its relationship or prospective relationship with the Company or to otherwise provide his, her or its business to any corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company).

5. For purposes of this Agreement, an entity shall be deemed to be in competition with the Company if it enters into or engages in any business or activity that substantially and directly competes with the business of the Company. For purposes of this paragraph 5, the business of the Company is defined to be: active metallurgical and thermal coal mining, preparation and sale; the marketing, brokering and trading of metallurgical and thermal coal; and the optimization of our metallurgical and thermal coal reserves; in each case by the Company and its direct and indirect subsidiaries or affiliated or related companies. Notwithstanding this paragraph 5 or paragraph 8, nothing herein shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided that no such investment in the equity securities of an entity with publicly traded equity securities may exceed one percent (1%) of the equity of such entity, and no such investment in any other entity may exceed five percent (5%) of the equity of such entity, without the prior written approval of the Board.

6. Executive agrees that he or she will not at any time make, directly or indirectly, any negative, derogatory, disparaging or defamatory comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/Internet format or any other medium) that concerns directly or indirectly the Company its business or operations, or any of its current or former agents, employees, officers, directors, customers or clients. Executive understands that nothing in this section or this Agreement limits Executive’s ability to communicate with any government agencies or otherwise participate or cooperate with an investigation conducted by the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or other similar agency, including providing documents or other information, without notice to the Company.

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7. Upon the termination of Executive’s employment for any reason, Executive or his or her estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Executive’s possession or under his or her control, including, without limitation, any “soft” copies or computerized or electronic versions thereof.

8. Executive agrees that the covenant not to compete, the covenants not to solicit and the covenant not to make disparaging comments are reasonable under the circumstances and will not interfere with his or her ability to earn a living or otherwise to meet his or her financial obligations. Executive and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant which appear unreasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Agreement would irreparably injure the Company. Accordingly, Executive agrees that, in the event that a court enjoins Executive from any activity prohibited by this Agreement, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required under the Severance Plan and Executive’s employment agreement with the Company (if any) and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

9. Executive acknowledges and agrees that cash and equity incentive compensation paid in connection with this employment and any severance payments or benefits after the termination of Executive’s employment, including under the Severance Plan, shall be subject to cancellation and recoupment by the Company, and shall be repaid by Executive to the Company, to the extent required by law, regulation or listing requirement, or by any Company policy adopted pursuant thereto.

10. No waiver or modification of all or any part of this Agreement will be effective unless set forth in a written document signed by both the Company and Executive expressly indicating their intention to waive or modify the specified provisions of this Agreement. If the Company chooses not to enforce its rights in the event Executive breaches some or all of the terms of this Agreement, the Company’s rights with respect to any such breach shall not be considered a waiver of a future breach by Executive of this Agreement, regardless of whether the breach is of a similar nature or not.

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11. This Agreement accurately sets forth and entirely sets forth the understandings reached between Executive and the Company with respect to the matters treated herein. If there are any prior written or oral understandings or agreements pertaining to the subject matter addressed in this Agreement, they are specifically superseded by this Agreement and have no effect, except that any other restrictive covenant agreements by and between Executive and the Company shall remain in full force and effect. This Agreement is binding on Executive and the Company, and our respective successors, assigns and representatives. This Agreement shall terminate without further action of the parties if, prior to the termination of Executive’s employment with the Company, Executive ceases to be designated as a participant in the Severance Plan.

12. Because of Company’s and Executive’s substantial contacts with the State of Missouri, the fact that Company’s headquarters is located in Missouri, the parties’ interests in ensuring that disputes regarding the interpretation, validity, and enforceability of this Agreement are resolved on a uniform basis, and Company’s making and execution of this Agreement in Missouri, the parties agree that the Agreement shall be interpreted and governed by the laws of the State of Missouri, without regard for any conflict of law principles. The parties agree that the exclusive venue and jurisdiction for any litigation concerning or arising out of or based on this Agreement shall be the federal and state courts located in Missouri. The parties expressly consent to the personal jurisdiction and venue of said courts. The provisions of this paragraph shall not restrict the ability of Company or Executive to enforce in any court any judgment obtained in Missouri federal or state court.

IN WITNESS WHEREOF, and the Company and Executive have executed this Agreement on the date(s) noted next to their respective signatures.

PEABODY ENERGY CORPORATION	EXECUTIVE

Name	Name

Title	Title

Date	Date

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